JIMMY C.H. CHEUNG & CO.	Registered with the Public Company Accounting Oversight Board
Certified Public Accountants
Members of Kreston International

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
JADE MOUNTAIN CORPORATION

We hereby consent to the use in this Registration Statement of Jade Mountain Corporation on Amendment No. 2 to Form S-1 dated April 7, 2008 of our report dated January 23, 2008 of Jade Mountain Corporation for the fiscal years ended December 31, 2007, 2006 and 2005.

We also consent to the reference to our firm under the caption “Experts” included in this Registration Statement.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

April 7, 2008

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Telephone : (852) 25295500 Fax: (852) 28651067 Email : jimmycheung@jimmycheungco.com Website : http://www.jimmycheungco.com	Kreston International with offices in Europe America, The Middle East, The Far East and Australia